                                                                      EXHIBIT 5



                              [BROBECK LETTERHEAD]



                                 August 6, 1997



ULTRATECH STEPPER, INC.
3050 Zanker Road
San Jose, California 95134

         Re:     Ultratech Stepper, Inc. (the "Company")
                 Registration Statement for Registration
                 of an Aggregate of 700,000 Shares of Common Stock


Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 450,000 shares of the common stock ("Common Stock") of Ultratech Stepper, Inc. (the "Company") issuable under the Company's 1993 Stock Option/Stock Issuance Plan, as amended and restated (the "Option Plan"), and (ii) an additional 250,000 shares of Common Stock issuable under the Company's Employee Stock Purchase Plan (the "Purchase Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Option Plan and/or the Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/ Brobeck, Phleger & Harrison LLP
                                        --------------------------------------
                                        BROBECK, PHLEGER & HARRISON LLP